CIGNA  CORPORATION                                                  EXHIBIT 12
COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED  CHARGES
(Dollars in millions)

                                                                                     NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                  1994               1993
============================================================================================================
Income (loss) before income taxes                                            $       552        $       (99)
                                                                               ---------          ----------

Fixed charges included in income (loss):
    Interest expense                                                                  91                 92
    Interest portion of rental expense                                                77                 78
                                                                               ---------          ----------

Total fixed charges included in income (loss)                                        168                170
                                                                               ---------          ----------

Income available for fixed charges                                           $       720        $        71
- -------------------------------------------------------------------------------=============================

RATIO OF EARNINGS TO FIXED CHARGES                                                   4.3                (A)
- -------------------------------------------------------------------------------=============================


(A) As a result of a pre-tax loss, income available for fixed charges was $71 million, compared with $170 million in total fixed charges.